Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, Missouri 63017

REINSURANCE GROUP OF AMERICA TO HOST INVESTOR DAY

ST. LOUIS, December 1, 2021 – Reinsurance Group of America, Incorporated (NYSE: RGA) will host a virtual livestream conference for institutional investors and analysts on Thursday, December 9, 2021 from 8:30 a.m. to 11 a.m. Eastern time.

The presentation materials and webcast will be accessible at www.rgare.com under the Investors tab the morning of the event. A recording of the presentation will be made available and posted to the website after the event. Webcast viewers are encouraged to visit the website at least 15 minutes prior to the presentation to download and install any necessary software.

About RGA

Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.5 trillion of life reinsurance in force and assets of $91.4 billion as of September 30, 2021. Founded in 1973, RGA is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri, and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the company’s website at www.rgare.com.

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FOR MORE INFORMATION:

Jeff Hopson

Senior Vice President, Investor Relations

636-736-2068

jhopson@rgare.com